IT Master Procurement Agreement

(Ref.: MPA # 8KMiles_MPA_20170512)

Between

8KMiles Software Services, Inc.

12647 Alcosta Blvd., San Ramon, CA 94583

(hereinafter called “Supplier” or “Licensor”)

And

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124, CH-4070 Basel

Switzerland

(hereinafter called "Buyer" or “Roche”)

By signing below, the Parties agree to enter into the terms and conditions set forth in this Part I as well as Parts II through V as attached hereto, which together form the Agreement.

ACCEPTED AND AGREED TO:		ACCEPTED AND AGREED TO:

For	F. Hoffmann-La Roche Ltd	For	8Kmiles Software Services, Inc.
Signature		Signature
Name:	Munther Megdadi	Name:	Anand Kumar
Place & Date:	SSF 5/24/2017	Place & Date:	San Ramon, CA
Title:	Sr. Director IR.	Title:	Vice President
Signature		Signature
Name:	Alastair Henderson-Begg	Name:
Place & Date:		Place & Date:
Title:	Gloval Head of IT Procurement	Title:

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Table of Contents

Part I - General Part I - General 4

1. General	3
2. Term and Termination	5
3. Payment Terms	6
4. Data Privacy	7
5. IT Security	9
6. Use of Open Source Components	10
7. Intellectual Property	11
8. Confidentiality	11
9. Warranties & Representations	13
10. Indemnification	14
11. Liability	15
12. Insurance	16
13. Code of Conduct	17
14. Audit and Benchmarking	17
15. General	18
16. Choice of Law and Forum	23

Part II – Services 25

1. Scope	24
2. Performance of Services	24
3. On-Time Delivery	24
4. Staffing	25
5. Work Permits	25
6. Replacement of Resources	25

Part III - Licenced Software 27

1. Scope	26
2. Product Description	26
3. License	26
4. Warranty	27
5. Escrow	27
6. Delivery of Software	28
7. Support and Maintenance	28
8. Compliance	28
9. Intellectual Property Rights	29
10. Term and Termination	29

Part IV – Software as a Service / Hosted Software 32

1. Scope	30
2. Service Availability	30
3. Affiliate Usage	30
4. Suspension of Services	30
5. Changes to the Service	30
6. Data Hosting	30
7. Termination Assistance	31

Part V - Hardware 34

1. Scope	32
2. Delivery	32
3. Hardware Warranties	32

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Part I - General

1.	General
1.1.	Scope

This Master Procurement Agreement establishes the terms and conditions under which Supplier provides services and/or software/hardware to Roche and/or its Affiliates by means of executing a respective Statement of Work or other written document referencing this Master Procurement Agreement (the “Agreement”.

1.2.	Document Structure

This Master Procurement Agreement consists of this Part I (which contains general terms and conditions applicable to the entire agreement) as well as further, commodity specific Parts with terms and conditions applicable to that respective commodity.

1.3.	Definitions

“Affiliate” of a party to the Agreement means any corporation or other business entity controlled by, controlling or under common control with, such party, and for this definition “control” means direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in such corporation or other business entity or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization. With respect to Buyer, the term “Affiliate” shall in any case exclude Chugai Pharmaceutical Co., Ltd., a Japanese limited company, with its principal place of business in Tokyo, Japan (“Chugai”) and Foundation Medicine, Inc., 150 Second Street, Cambridge, MA 02141, USA (“FMI”), unless Buyer opts to terminate such exclusion of Chugai and/or FMI by giving written notice to Supplier.

“Buyer or Roche” shall mean the Roche entity that signs this Agreement.

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“Contract Research Organization” (“CRO”) shall mean a third party research organization that conducts research either for Buyer or based on Buyer’s information.

“Local Participation Agreement” (“PA”) shall mean a local amendment to this Agreement, signed by two local Parties and which is applicable only to those entities.

“Master Procurement Agreement” (“MPA”) shall mean this Agreement including all Parts and Exhibits hereto.

“Party” shall mean Buyer or Supplier, as the case may be.

“Parties” shall mean Buyer and Supplier collectively.

“Products” shall mean either Software, Hardware or both as the case may be.

“Statement of Work” (“SOW”) is a document referencing this agreement in electronic or hard copy form outlining a detailed description of the specific services, tasks, hardware or software to be provided under the SOW.

“Supplier” or “Licensor” shall mean the supplier entity that signs this Agreement.

1.4.	Use by Affiliates

Any Buyer Affiliate or Supplier Affiliate may execute Statements of Work under this Agreement by inclusion of a reference to this Agreement.

Should a local Affiliate require mandatory changes to any clauses in this Agreement for the local scope only, then it may do so by amending such clauses in a Local Participation Agreement or in the respective Statement of Work.

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1.5.	Use by Contract Research Organizations

Contract Research Organizations shall be entitled to use Software or Services licensed or otherwise procured by Buyer to the extent that such CROs are contracted by Buyer.

1.6.	Outsourcing

Buyer shall have the right to outsource any or all of its business to a third party under this Agreement. In such an event, Supplier shall ensure that such third party shall receive all necessary rights and licenses, free of charge, to perform such outsourced tasks for Buyer.

2.	Term and Termination
2.1.	Term

This Agreement and all Parts and Exhibits hereto is made effective as of 01-May-2017 and shall remain in full force and effect until terminated by either party in accordance with the provisions herein.

2.1.1.	Termination

(a)          Termination for Convenience

This Agreement and all Parts and Exhibits hereto as well as all SOWs hereunder may be terminated by Roche by giving thirty (30) days prior written notice to Supplier. For the avoidance of doubt, if terminated, this Agreement shall remain in effect for any SOW with minimum commitment periods until such periods are reached.

(b)          Termination for Cause

Either Party may terminate this Agreement, its Parts and Exhibits as well as any SOW hereunder for cause and without any cancellation charge:

(i) upon 30 days prior written notice if there exists a material breach of any part of the Agreement by the other party and which is not cured within the 30 days or (ii) immediately upon written notice if the other party becomes insolvent, files, or has filed against it a petition in bankruptcy.

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(c)          Effects of Termination

Upon expiration or termination of this Agreement or a SOW and written request, the parties shall promptly return confidential information (including copies, summaries and extracts thereof) and property pertaining to such document or transaction to its owner, except for one copy, which may be kept in a secured location for archiving or reference purposes only.

3.	Payment Terms

The pricing for any Services, Software and/or Hardware shall be specified in a relevant SOW referencing this Agreement. The prices listed in the respective SOW shall be the only amount due to Supplier from Buyer for the scope defined in the SOW and shall not include any federal, state, or local sales, use or similar tax.

Terms for payment on all invoices shall be sixty (60) days from receipt of a valid and correct invoice by Roche or its respective Affiliate. Payment of invoices shall neither be deemed acceptance of off-specification, unsuitable, deficient, or non-conforming Services and/or Products nor be construed as a waiver of any of Buyer’s rights or remedies under the Agreement.

If any amounts due for payment remain unpaid by Roche or its Affiliates after thirty (30) days after receipt of Suppliers written reminder, then Supplier shall be entitled to charge a late payment interest fee of 1% per annum.

If Applicable, Buyer and Supplier may agree upon a Supplier rate card with pre-approved rates for short term time and material Services. Such a rate card may be attached to this Agreement as an Exhibit and the rates shall be understood to be a maximum rate per resource.

Prices may only be increased if specifically permitted in a SOW and only once annually after the initial term of such SOW and may only be increased to the lower of 1.5% or the Consumer Price Index (“CPI”) as published by the federal offices for statistics in Switzerland.

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All invoices prepared pursuant to this Agreement are to be expressed in the currency as specifically designated in the applicable SOW.

4.	Data Privacy
4.1.	Supplier may in connection with this Agreement obtain from Buyer or otherwise data related to an identified or identifiable individual (Personal Data). Supplier and Buyer each shall duly observe all their respective obligations under the applicable data privacy regimes, especially the Swiss data protection law, the Data Protection Directive 95/46/EC of the European Parliament, any other regulations and other national applicable laws implementing it and the US Health Insurance Portability and Accountability Act of 1996 which arise in connection with this Agreement and in connection with personal information or data and Confidential Information provided by Buyer.
4.2.	Supplier undertakes and warrants to (i) process Personal Data only on behalf and for the purposes of, and only as instructed by Buyer, (ii) provide adequate technical and organizational measures to prevent unauthorized processing and accidental loss of such information, (iii) not export Personal Data without the Customer’s consent other than to the Customer, to Switzerland or to a country of the EU/EEA, (iv) delegate the processing of such Personal Data to another party only with prior consent of Buyer and only if such subprocessor is bound by provisions at least equally strict as apply to Supplier under this section, (v) immediately report to Buyer any breach or suspected data breach (including violation of this section), (vi) otherwise upon reasonable request assist Buyer in complying and reviewing (or have reviewed, by Buyer or an auditor mandated by Buyer) Supplier’s compliance with this section and applicable data protection laws (including entering into separate data protection agreements reasonably requested by Buyer, the breach of which shall be considered also as a breach of this section), and (vii) upon termination of the Agreement or upon Buyer’s written request return or delete any such Personal Data without keeping a copy (and confirming such deletion).
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4.3.	If Personal Data is to be transferred to or accessed from locations outside of Switzerland or the EU/EEA, then for such purposes, Supplier agrees to enter into a transborder data flow agreement based on the EU Standard Contractual Clauses (Controller – Processor), and maintain such agreements (with any updates as may be required to reflect changes in the EU Standard Contractual Clauses) for the entire period during which such Personal Data is processed by Supplier for Buyer. A breach of such data transfer agreement shall be considered a breach of this section.
4.4.	Buyer undertakes and warrants that (i) it is processing Personal Data and its corresponding instructions to Supplier are in compliance with applicable data protection laws, (ii) Buyer has made or obtained any notifications, registrations, regulatory approvals and data subject consents required, and (iii) Supplier will promptly and adequately respond to any requests from data subjects.
4.5.	Each Party shall indemnify and hold harmless the other Party in case of any claim of third parties caused by a breach of this section by the indemnifying Party.
4.6.	This section also applies for the benefit of Buyer’s Affiliates who are to receive products, software and/or services from Supplier under the Agreement. Accordingly, Buyer’s Affiliates may claim the same rights under this section vis-à-vis Supplier as does Buyer, and Supplier owes them the same duties as it does to Buyer under this section. The same shall apply for any Data Protection Agreements entered into under or pursuant to this section.
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4.7.	If and to the extent personal data of any Supplier employees is collected, transferred or otherwise processed by Buyer, Supplier shall ensure that appropriate informed consents of such concerned individuals are obtained and provided to Buyer upon Buyer’s request.

5.	IT Security
5.1.	Supplier Assessment Requirement

As a condition for Roche's use of the services, Supplier agrees to complete the Roche supplier assessment process, with a final rating of "minimally accepted" or better, for its full intended use.

5.2.	Supplier Audit Requirement

If the solution or service is intended to be used with validated systems, a Supplier on-site audit may be required. The Supplier agrees to have a Supplier on-site audit conducted by Roche (or any third parties designated by Roche) as deemed necessary after the conclusion of the Supplier Assessment, and to address all critical and major findings.

5.3.	Security Test Requirement

A security assessment will be conducted on the solution once it is ready for test/deployment. The Supplier agrees to have a security test (typically a penetration test) conducted by Roche (or any third parties designated by Roche), and to address all critical and major issues as documented in the security test report to Roche's satisfaction, as determined at Roche's sole discretion before Roche productive data is uploaded into the solution and/or solution is deployed in production.

5.4.	Security and Management System/Quality Management System

Upon Buyer’s written request, Supplier shall implement and operate a certified Information Security and Management System (ISMS) and / or Quality Management System against ISO 27001 or equivalent standard at its own cost as of the Effective Date, or shall operate this certified ISMS at a date agreed upon between Buyer and Supplier and shall provide its services under this Agreement in accordance with the rules of this ISMS.

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5.5.	Audit of ISMS

Supplier shall permit Buyer to audit, in at least yearly intervals, the performance of the ISMS and / or Quality Management System. For this purpose, Supplier shall permit Buyer or a third party acting on behalf of Buyer under strict confidentiality obligations access to its business premises at any time in agreement with Supplier regarding date and hour of the visit, and make available a specialized and qualified employee during the access. Supplier shall permit Health Regulatory Authorities to access its business premises at any time escorted by Buyer. The audit costs shall be borne by Buyer unless the audit shows a material breach of any obligation under this Agreement by Supplier. In such case, the audit costs and any further reasonable costs in connection with this material breach shall be borne by Supplier.

6.	Use of Open Source Components

For any work undertaken by Supplier that requires the inclusion of “Open Source Components” in the delivery of software, non-software goods, outsourced services, or services, Supplier may only make use of computer programs, databases, documents, or other copyright-protected works that are licensed under so-called Open Source License Models (such as, for example, GNU GPL, BSD, MPL, LGPL) or which are to be considered as “Freeware“ or “Shareware“ (“Open Source Components“) if prior written notification is provided to Buyer.

If Supplier develops Software for Buyer, then prior written consent is required prior to the use of such Open Source Components. In such case, Supplier shall provide to Buyer a written document identifying (i) the advantages and disadvantages of the use of such Open Source Components in relation to the Services or Goods and with respect to the objectives of Buyer; (ii) the respective and applicable license terms; and (iii) the obligations put on Buyer by the respective and applicable license terms.

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7.	Intellectual Property
7.1.	Ownership

Buyer shall solely own all right, title and interest in and to (i) any reports, data and results resulting or arising from Supplier’s work in connection with this Agreement respectively an applicable SOW, (ii) any invention, work of authorship, know-how, trade secret, discovery or development (including without limitation any computer software (including specifications, source code, and documentation), made, conceived, reduced to practice, fixed in a tangible medium of expression or otherwise developed discovered or generated in the course of performing Services, whether by personnel of Supplier or Buyer, solely or jointly, however excluding any pre-existing IP from Supplier or derivatives thereof ((i) and (ii) collectively, “Inventions”), and any patent applications, patents, copyrights (including moral rights), trade secret rights and other intellectual property rights claiming, existing or obtainable on or for such Invention (including enforcement rights) (“IP Rights”). For the avoidance of doubt and in accordance with this section 7, IP Rights shall not include any pre-existing intellectual property rights.

7.2.	Licenses required for the Use of Products/Services

Supplier grants to Buyer all rights and licenses necessary for Buyer to use the Products or Services in accordance with the Agreement and to exercise Buyer’s rights under the Agreement.

8.	Confidentiality
8.1.	The Parties shall keep confidential all information relating to either party’s business, employees and/or customers/suppliers and all information resulting from the business or trade secrets as well as other ideas and materials that are by their nature deemed to be or are marked as confidential (collectively “Confidential Information”), obtained from the other party pursuant to or in connection with the performance of obligations under this Agreement and/or any SOW referencing this Agreement, both before and after the effective date of this Agreement.
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8.2.	The parties shall not disclose Confidential Information to any third party without the discloser’s prior written permission, except that recipient may disclose Confidential Information to its employees and agents and, in the case of Buyer, the employees and agents of its Affiliates, who reasonably require access to it for the purpose and to the extent necessary for fulfilling obligations and services under this Agreement. Each recipient shall ensure that any of its agents and employees shall be bound by confidentiality obligations at least as stringent as the provisions set out in this Agreement and each party shall be liable for its agents and employees abiding by such confidentiality obligations.
8.3.	Each party shall safeguard the confidentiality of the Confidential Information it receives from the other party using at least the same level of effort is uses to safeguard its own confidential information, but in no event using less than a commercially reasonable industry standard level of effort.
8.4.	Each party shall use Confidential Information of the disclosing party only for the purpose and to the extent necessary for the performance of its obligations under this Agreement or the relevant Statement of Work.
8.5.	Each recipient shall promptly notify the discloser of any use or access to Confidential Information that is not authorized under this Agreement of which recipient learns and shall reasonably cooperate with discloser to retrieve any such Confidential Information and prevent further unauthorized use of or access to such Confidential Information.
8.6.	Recipient’s obligations under this section 8 shall not apply to Confidential Information that:

(a)       recipient can demonstrate by written records was known to recipient prior to recipient learning it under the Agreement;

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(b)       is now or later becomes publicly available other than by a breach of the Agreement by recipient;

(c)       is disclosed to recipient on a non-confidential basis by a third party not subject and not in breach of a direct or indirect confidentiality obligation to discloser; or

(d)       is independently developed by recipient without use of Confidential Information as demonstrated by recipient’s contemporaneous written records.

8.7.	Notwithstanding any other part of the Agreement, the recipient may disclose Confidential Information to the extent and to the persons or entities as governmental laws, regulations, rules or orders require, provided that the recipient first both gives the discloser notice of such requirement as promptly as practicable and reasonably cooperates at discloser’s request in seeking any available exemption from or limitation on such requirement and any available protective order or confidential treatment.
8.8.	The discloser’s Confidential Information is of a nature that money damages be an insufficient remedy to discloser for recipient’s breach of the Agreement; accordingly, for any breach or threatened breach of the Agreement by recipient, if discloser seeks equitable relief, including without limitation, a temporary restraining order, injunction and/or specific performance, discloser shall not be required to make a showing of irreparable harm by such breach or threatened breach or to post a bond to obtain such equitable remedies.
9.	Warranties & Representations
9.1.	Mutual Warranties & Representations

Buyer and Supplier each warrants that it has the right to enter into this Agreement and other documents comprising the Agreement, and that its performance of the Agreement shall not violate the terms of any other contract, obligation, law, regulation, or ordinance to which it is or becomes subject and shall obtain all approvals and permits required by law in order for it to perform its obligations.

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9.2.	Supplier Warranties & Representations

Supplier warrants and represents to Buyer that:

(a)          the Services will be performed in accordance with the standard of care prevailing in Supplier’s industry pertaining to such services, and Supplier is qualified, licensed, equipped, organized with adequate and sufficiently skilled manpower, and financed to perform the Services required by this Agreement and/or any applicable SOWs;

(b)          Supplier will maintain in force for the entire duration of this Agreement all rights, licenses, permissions and approvals necessary for it to perform its obligations under this Agreement and the applicable SOWs.

(c)          Supplier is not aware of any circumstances which cause or may cause a conflict of interest and which would affect its obligations and performance under this Agreement. Supplier warrants to have implemented adequate procedures and policies to prevent, manage and resolve any conflicts of interest which arise.

10.	Indemnification

Supplier shall

(a)       defend Buyer, its Affiliates and the respective directors, officers, employees, contractors and agents of each of them (“Indemnitees”) from and against any and all claims, demands, actions, proceedings, suits and investigations brought or started by a third party (“Third Party Claims”) against any Indemnitee arising out of the actual, alleged or potential infringement or misappropriation of any patent, copyright, trade secret or other intellectual property right of a third party by or through sale, import, or use of Products or Services (“Infringement Claim”), and

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(b)       indemnify Indemnitees from and against any and all losses, liabilities, judgments, damages, penalties, fines, sanctions, costs and expenses (including without limitation reasonable attorneys fees) (“Losses”) paid or payable in or for litigation, settlement or judgment of or on any such Third Party Claims.

11.	Liability
11.1.	General Principle

Subject to the limitations and exclusions set forth in the following section 11.2 and it’s subsections, either Party shall be liable to the other Party for all damages and/or losses incurred by such Party as a result of the breaching Party’s failure to perform any of its obligations under this Agreement and any associated Statements of Work.

11.2.	Exclusions and Limitations
11.2.1.	Excluded Types of Damages

Subject to Section 11.2.3, neither Party shall be liable to the other for any consequential, indirect, punitive, exemplary or special damages of any nature, including lost profits or lost revenues.

11.2.2.	Liability Cap

Subject to section 11.2.3, each Party’s total liability to the other per event giving rise to such liability shall be limited to the greater of

(a) twice the amount payable under the respective project (comprising of one or more Statements of Work) for the preceding twelve (12) months.

(b) One Million (1’000’000) Swiss Francs.

11.2.3.	Exceptions to Exclusions and Limitations of Liability

The exclusion of types of liability as per section 11.2.1 and the limitation of liability as per section 11.2.2 shall not apply to claims, damages or losses based on any of the following:

(a) Death and/or personal injury;

(b) All damages caused to real property and/or tangible property;

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(c) Gross negligence and/or wilful misconduct

(d) Indemnification

(e) Fraudulent misrepresentation

(f) Breaches of confidentiality obligations under this Agreement.

12.	Insurance
12.1.	Rest of World

Supplier shall at its own expense underwrite and maintain commercial general liability, products liability, and professional liability insurance with worldwide coverage and shall, upon request, provide Buyer with a certificate of the insurer as evidence of same. The minimum amount of coverage for death, personal injury, and property damage shall not be less than the equivalent of USD 5,000,000 per occurrence and in the aggregate per calendar year.

12.2.	USA

If Supplier will provide Products and Services in the United States of America under the Agreement, the following shall apply:

Each Supplier shall obtain, from carriers reasonably acceptable to Lead Buyer, insurance coverage necessary, reasonable and proper for business to be conducted under the Agreement. At a minimum, Supplier shall secure and maintain insurance of comprehensive general liability (“CGL”) with limits of at least USD 5,000,000 per occurrence and in the aggregate, professional liability coverage (if there is a professional services or similar exclusion in the CGL coverage) with limits of at least USD 5,000,000 per occurrence and in the aggregate, auto liability with limits of at least USD 5,000,000 per occurrence and in the aggregate, workers compensation insurance as required by law, and employers’ liability (part of works’ compensation coverage) with limits of at least USD 500,000 each accident and USD 1,000,000 disease policy limit. These minimums for CGL, auto liability and professional services coverages can also be met through a combination of primary liability coverage and umbrella or excess liability coverage that, in aggregate, meets the required minimums. For all such insurance other than workers’ compensation and professional liability, each Buyer must be named as an additional insured and the insurer must commit to endeavour to give no less than thirty (30) days prior notice of cancellation to Buyers. Prior to commencement of performance under the Agreement and otherwise promptly on a Buyer’s request, Supplier shall have its insurer provide Buyer certificates evidencing such insurance. Supplier shall promptly notify Buyer if any such insurance is cancelled, terminated or not renewed. Supplier’s obligations under this Section 12.2 shall continue for five (5) years after expiration or termination of this Agreement with respect to such Supplier.

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13.	Code of Conduct

Supplier acknowledges that, as a precondition of a business relationship with Roche, it must comply with the Roche Code of Conduct for Suppliers which can be found at http://www.roche.com/roche_supplier_code_of_conduct.pdf. Supplier shall abide by the Roche Code of Conduct for Suppliers and with the principles and directives set out therein. Provided that there are reasonable grounds to suspect a failure of Supplier to comply with the Roche Code of Conduct for Suppliers, Roche reserves the right to audit Supplier’s compliance with the Roche Code of Conduct for Suppliers.

14.	Audit and Benchmarking
14.1.	Audit Right

Buyer, its Affiliates and/or their designated agents and/or auditors (internal and external), shall have the right to inspect, examine and audit the systems, records, data, service locations, practices and procedures of Supplier that are used to provide the Services or Products, but not more than once ever twelve months.

Audits shall be conducted during Business Hours and upon written advance notice to Supplier of not less than ten (10) business days.

Audits by regulatory authorities, emergency and security audits may be conducted without prior advance notice.

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Supplier shall:

(i) Fully cooperate with Buyer, its auditors and regulators in conducting audits;

(ii) Provide such assistance as they reasonably require to carry out the audits, (iii) Provide unrestricted access to and disclose any information related to the Service provided to Buyer needed for such audits, including copies of relevant or requested documents and information which they may require; and

(iv) Provide and disclose information on its internal controls and procedures related to the provision of the Services to Buyer.

14.2.	Benchmarking Right

Buyer may use any pricing information provided by Supplier in connection with the Agreement in a generic way with any third party benchmark data provider solely for benchmarking purposes to carry out a review of the terms of this Agreement and associated Statements of work and other documentation, with reference to a comparison group, to provide an opinion regarding whether fees charged to Buyer are competitive, provided that Supplier’s identity shall not be disclosed.

15.	General
15.1.	No Publicity

Subject to Section 14, neither party shall disclose the terms or conditions of the Agreement to any unaffiliated person or entity of either party, except as may be required by governmental law, regulation or order, or for a bona fide, legitimate business purpose under an appropriate, commercially reasonable confidentiality agreement at least as stringent as the provisions set out in this Agreement.

Without prior written consent from Buyer’s corporate communications department, neither Supplier nor its Affiliates or distributors shall:

(a)       refer to the Agreement or Services performed or Products purchased and sold under the Agreement in any dealings with third parties,

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(b)       make a public announcement or press-release regarding the Agreement or any business relation between Buyer and Supplier or

(c)       use names, logos or trademarks of Buyer or its Affiliates.

15.2.	No Agency

Each Supplier is an independent contractor. The Agreement does not create an employer-employee, agency, or joint venture relationship between any Buyer or Supplier for any purpose.

15.3.	Force Majeure

Neither party shall be in default or liable for any delay or failure to comply with the Agreement due to an act of nature, public enemy, government action, freight embargo, or similar force majeure event beyond the reasonable control of the affected party, provided such party immediately notifies the other of any anticipated delay or failure of compliance and such party performs its obligations as soon as practicable after the conditions causing the delay or failure have subsided. For the avoidance of doubt, such Force Majeure events shall not relieve supplier in regards to any business continuity obligations it may have towards Buyer.

15.4.	Assignment and Transfer

Neither Buyer nor Supplier shall assign rights or delegate or subcontract duties under the Agreement without the other party’s prior written consent, such consent not to be withheld unreasonably. Notwithstanding the previous sentence, a party may assign the Agreement without the other party’s consent to either a successor in interest of all or substantially all of the business relating to the Agreement, or to an Affiliate other than a direct competitor of the other party; any assignment of the Agreement not permitted by this sentence is void. In providing Services to Buyer, Supplier shall as requested by Buyer consult with personnel of Buyer’s Affiliates, in which case references to Buyer shall be deemed to include such Buyer Affiliates, provided, however, that any such Affiliate shall have all rights and obligations of Buyer under the Agreement with respect to such Services. Buyer and its Affiliates may freely share with each other Products, Services and other deliverables and information that Supplier provides under the Agreement.

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15.5.	Severability

If any provision of the Agreement is found by competent judicial authority to be invalid or unenforceable in any respect, the validity of the remainder of the Agreement shall be unaffected, and the invalid or unenforceable provision shall be replaced with one or more valid and enforceable provisions that best approximate the parties’ original intent.

15.6.	Waiver

An effective waiver under the Agreement must be in writing signed by the party waiving its right. The waiver by either party of any instance of the other party's noncompliance with any obligation or responsibility under the Agreement shall not be deemed a waiver of subsequent instances.

15.7.	Prior Communications

The Agreement replaces any prior oral or written communication between any Buyer or Supplier with respect to the subject matter of the Agreement.

15.8.	Order of Precedence

In the event of any conflict in the following documents, the order of precedence shall be: (i) the quantity, price, payment, and delivery terms of the relevant SOW; (ii) the relevant PA, if applicable; (iii) the relevant Part of this Agreement; (iv) this General Part of the Agreement; and (v) the remaining terms of the relevant SOW. Any further Agreements or Licensor’s terms and conditions or specific end user license terms are null and void, unless specifically agreed otherwise in a SOW or an Exhibit to this Agreement.

15.9.	Counterparts; Delivery

The Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute the same agreement. Any copy of the Agreement or any SOW under this Agreement made by reliable means is considered an original. Buyer and Supplier may sign and deliver the signed Agreement or SOW by mail in hard-copy form or by e-mailed portable document format (“PDF”) document (or other mutually agreeable document format), and a reproduction of the Agreement with a party's signature made by PDF, sent by e-mail shall have the same effect as and be enforceable as a signed and delivered original version of the Agreement.

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15.10.	Amendments

Any document comprising the Agreement may be amended only by means of a written amendment specifically referencing the Agreement and signed and delivered by authorized representatives of the parties to be bound.

15.11.	Survival

Sections 4; 5; 7; 8; 9; 10; 11; 16 of this Agreement as well as any sections, which by their nature would survive, shall survive and continue after termination of the Agreement and shall remain in effect until fulfilled.

15.12.	Notices

All formal notices and correspondence under the Agreement shall be in writing, effective on receipt, and given (a) by either personal service, or (b) sent by (i) registered or certified mail, postage paid, or (ii) reputable courier service for next business day delivery, addressed or sent to the following addresses:

If to Supplier:

8KMiles Software Services, Inc.

12647 Alcosta Blvd.

San Ramon, CA 94583

If to Buyer:

F. Hoffmann-La Roche Ltd

Grenzacherstrasse 124

CH-4070 Basel
Attn. Group Legal IT with a copy to: Head IT Procurement

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All correspondence under a specific Statement of Work shall be sent to the designated project manager as defined in the Statement of Work.

15.13.	Subcontracting

Neither Supplier nor its Affiliates or distributors shall subcontract under the Agreement, without the prior written approval of the affected Buyer. Any approval, if granted, shall be without prejudice to Buyer or its Affiliates, and Supplier shall be liable for subcontracts issued and the work or Services performed and Products furnished under such subcontracts. Supplier shall ensure that all subcontractors under this Agreement are bound by terms at least as strict as outlined in this Agreement. Supplier shall be fully responsible and liable towards Buyer for any acts and/or omissions of Suppliers subcontractors as if such actions and/or omissions were its own.

15.14.	English Controlling Language

In the event that this Agreement is translated into any other language, the English version of the text shall be considered as authoritative and controlling.

15.15.	Unethical Practices

Each party to this Agreement warrants that no portion of any proceeds hereunder shall be paid to any third parties who are employees of or have any business or official interest in the affairs of either party, which proceeds are payable on the condition of placement of a Statement of Work or any other order. A party’s breach of this Section 15.15 shall be sufficient grounds for immediate termination of this Agreement and any or all SOWs, without the necessity of any cure period otherwise required.

15.16.	Environmental Protection

Supplier shall comply with all prevailing and applicable state of the art environmental industry standards.

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16.	Choice of Law and Forum

The Agreement and Statements of Work under the Agreement shall be governed by Swiss Law. The Convention on Contracts for the International Sale of Goods, shall not apply. Each Buyer and Supplier shall bring any suit, claim or action brought regarding the Agreement exclusively in Basel City and each party waives any objection to venue or form in such courts.

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Part II – Services

1.	Scope

The terms and conditions of this Part II govern the provision of consultancy and staff augmentation services (each the “Services”) as further defined in a Statement of Work referencing these terms.

2.	Performance of Services
2.1.	Service Scope

Supplier shall only deliver the Services specified in an applicable SOW. The agreed Schedule for Supplier to deliver the Services shall be defined in such SOW. Any increase in scope of Services shall require a written amendment to the respective SOW and shall only be valid if duly signed by both Parties.

2.2.	Vendor Management System

For certain Services, Buyer may use a vendor management system or provider for the purposes of managing suppliers and for processing orders for work and invoicing. For this reason, a system generated order form may be used in lieu of a written Statement of Work as outlined above. For the purposes outlined in this Section, Supplier agrees that Buyer may provide its managed services provider with the information relating to the work to be performed under this Agreement, as long as its managed services provider is under confidentiality obligations at least as strict as outlined in this Agreement.

3.	On-Time Delivery

If Supplier cannot meet a scheduled delivery date, Supplier shall promptly notify Buyer of Supplier’s revised delivery date and Buyer may, at its option: (i) cancel, without charge, Services not delivered; (ii) buy elsewhere; and (iii) exercise all other remedies provided at law, equity and in the Agreement.

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4.	Staffing

Supplier shall provide the Services through individuals employed with or retained by Supplier, which all must be fully trained in respect of the particular aspect of the work to be performed by them, and must have a skill-level appropriate for the work assigned to them.

In the event of Staff Augmentation, Supplier warrants that it has the appropriate licenses required by applicable law to act as an agency for Staff Augmentation.

5.	Work Permits

Supplier shall ensure that all consultants or temporary workers provided by Supplier have valid work permits for the location(s) at which they perform work for Buyer. Buyer shall reasonably support Supplier in obtaining such work permits.

6.	Replacement of Resources

Supplier commits to a stable project team of excellent resources and commits to not replacing Supplier employee(s) without prior Buyer written agreement, such agreement not to be unreasonably withheld. If changes to the team should occur nonetheless, Supplier commits to provide reasons as soon as possible for the occurred changes such as long term illness, death of the employee, or other force majeure incidents such as termination of employment on the initiative of personnel member or requested job rotation by a personnel member. In this case Supplier will provide Buyer with a replacement, and will make sure that the replacement is equally skilled as the replaced consultant.

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Part III - Licenced Software

1.	Scope

The terms and conditions in this Part III govern the granting of licenses by Supplier to Buyer or its Affiliates for standard software programs, which shall include without limitation, all updates, upgrades, revisions, modifications and enhancements thereof as well as all related user documentation (cumulatively “Software”). These terms do not govern Supplier’s services to create or develop custom software programs which are individual or specific to Buyer or its Affiliates.

2.	Product Description

The Software, including all requirements, specifications, features and functionality standards shall be outlined in a separate Statement of Work or added as an Exhibit to this Agreement. Any additional documentation, such as Supplier’s technical documentation, shall be attached as an Exhibit to this Agreement or included in an applicable SOW.

3.	License
3.1.	Licensor grants to Buyer a perpetual, worldwide, royalty-free, fully paid-up, non-exclusive, non-transferable (except to Buyer’s Affiliates) license to (i) use and display the licensed Software in object code format; and (ii) use the documentation in connection with the Buyer’s use of the products.
3.2.	In the event that the Escrow Materials are released from escrow, Supplier hereby grants to Buyer a non-exclusive license (without the right to grant sublicenses) to use, execute, display, and modify the Software in source code format. Buyer understands and agrees that such license does not include any right to sell, sublicense, license or otherwise make available source code to a third party.
3.3.	The license period and relevant charges shall be outlined in a Statement of Work referencing this Agreement.
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4.	Warranty

Supplier warrants that:

a) the licensed Software will operate substantially in conformity with defined specifications as defined by the then current standard documentation or as otherwise agreed in a written format for a period of one year from the date of initial delivery of the licensed Software (“Warranty Period”);

b) it will virus check the licensed Software and any media on which it is delivered using the most comprehensive and up to date virus checker to ensure, as far as possible by applying up to date industry standards and practices, that the licensed Software will be free from all viruses and other contaminants;

c) no components of the licensed Software include any feature of function that may without Buyer’s prior consent or knowledge enable Licensor or any third party to:

(i) discontinue Buyer’s use of the licensed Software;

(ii) erase, destroy, corrupt or modify any data of Buyer; or

(iii) bypass any internal or external software security measures in order to obtain access to Buyer’s systems or data;

d) the documentation will provide adequate instruction to enable users to make proper use of the facilities and functions provided by the licensed Software.

5.	Escrow
5.1.	Escrow Agreement

At the request of Buyer, Supplier will establish an escrow agreement with an escrow agent (the "Escrow Agent") to the benefit of Buyer. Supplier will deliver to the Escrow Agent two (2) copies of annotated listings of source code for the Product and all associated flowcharts, decision tables, schematics, and other technical documentation and information necessary for a reasonably skilled programmer to understand the structure of, correct errors in, and make modifications to such source code (the “Escrow Materials”), provided, however, that Licensor will have no obligation to create documentation specifically for this purpose. Licensor shall keep such deposits current as relevant product updates are released. The agreement with the Escrow Agent will require the Escrow Agent to release the Escrow Materials to Buyer on the occurrence of any of the events described in section 5.2 below.

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5.2.	Release Conditions

Buyer shall be permitted access to the Escrow Materials only in the following circumstances:

(a) failure of Supplier to continue to do business in the ordinary course without provision for a successor to the business;

(b) If any reason for termination under Part I, 2.1.1(b)(ii) exists;

(c) failure of Supplier, without cause, to perform its support obligations for a continuous period of ninety (90) days on more than three (3) separate occasions; or

6.	Delivery of Software

Upon execution of an applicable SOW or Exhibit licensing specific Software, Supplier shall disclose and make available to Buyer the amount of copies of the Software provided for in that SOW or Exhibit.

7.	Support and Maintenance

During the license period of any Software, Support and Maintenance Services may be provided by Buyer to Supplier subject to the execution of a SOW specifying the terms and the price. Buyer shall have the right to discontinue Support and Maintenance Services without having to discontinue the use of the Software.

8.	Compliance

Within 30 business days from Supplier’s request made not more than once every 12 months, Buyer shall provide to Supplier a compliance report (“Report”) that includes information reasonably requested by Supplier concerning Buyer’s use of the licensed Software. The Report must be signed by an officer of Buyer. If Supplier does not receive such signed Report within 30 days; or, if after receiving the Report, Supplier, demonstrates that the Report is materially inaccurate and that Buyer is not in compliance with the terms of this Agreement, Supplier shall have the right, on at least 10 days’ prior written notice and not more than once every 12 months, to conduct a software audit during Buyer's normal business hours to verify Buyer’s use of the licensed Software, compliance with the terms of this Agreement and payments made to Supplier hereunder. Buyer will promptly remit to Supplier any shortfall in payment disclosed by such software audit.

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9.	Intellectual Property Rights

Buyer acknowledges that the licensed Software is proprietary to Supplier and that Supplier retains all copyright, patent, trade secret, trademark and other intellectual property rights in and to the licensed Software and grants Buyer no rights to the licensed Software other than those expressly granted in the applicable SOW or Exhibit.

10.	Term and Termination

This Part III shall follow the same termination rights as outlined in Part I of this Agreement.

Notwithstanding the above, this Agreement shall in any event remain in effect for any committed license term that does not have an early termination option until the expiry of such term, with the exception of termination for Cause.

If this Agreement is terminated for Cause, then any pre-paid amounts for the Software and Maintenance and Support Services shall be reimbursed from Supplier to Buyer on a pro rata basis.

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Part IV – Software as a Service / Hosted Software

1.	Scope

The terms and conditions of this Part IV govern the provisioning of hosted solutions such as software as a service.

2.	Service Availability

Supplier shall use commercially reasonable efforts to ensure uninterrupted access to the service. Should the service not be accessible for more than 48 hours, Supplier shall refund the pro-rated subscription amounts to Buyer for the amount of time the service was not accessible.

3.	Affiliate Usage

Buyer Affiliates shall be permitted to use and access Software licensed by Buyer under the agreed license restrictions.

4.	Suspension of Services

Except as outlined below, Supplier shall have no right to suspend Buyer’s access to the Service.

Supplier shall only have the right so suspend access to the service if required to do so by law.

5.	Changes to the Service

During the term of the subscription, Supplier shall not make any changes to the functionality of the service that may be materially detrimental to Buyer, as deemed so solely by Buyer.

6.	Data Hosting

Supplier shall not host any Buyer data outside of the EU or EEA unless (a) Supplier has obtained prior written approval from Buyer to do so and (b) the hosting site has EU Standard Contractual clauses in place to safeguard Buyer data.

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7.	Termination Assistance

In the event of a termination or expiration of the subscription for any reason, Supplier shall provide Buyer with adequate termination assistance free of charge including, but not limited to, the transfer of Buyer data back to Buyer in a format that is readable and useable by Buyer.

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Part V - Hardware

1.	Scope

The terms and conditions in this Part V govern the purchasing or leasing of Hardware by Buyer or its Affiliates (“Hardware”).

2.	Delivery
2.1.	Delivery Terms

The delivery location and terms of Hardware shall be defined in a respective Statement of Work or an Exhibit to this Agreement as agreed to and signed by the Parties.

Should the delivery terms not be agreed in a Statement of Work or Exhibit at the time of the order, then the delivery terms shall be deemed to be Incoterms DDP (Delivery & Duty Paid) to the Buyer specified location.

Delivery of the Hardware to the Buyer specified location shall not be deemed acceptance of off-specification, defective, or non-conforming Products, unless expressly accepted by Buyer.

2.2.	On-Time Delivery

If Supplier cannot meet a scheduled delivery date, Supplier shall promptly notify Buyer of Supplier's revised delivery date and Buyer may, at its option: (i) cancel, without charge, Hardware not delivered; (ii) exercise all other remedies provided at law, in equity, and in this Agreement.

3.	Hardware Warranties

Supplier warrants that:

(i) no claim, lien, or action exists or is threatened against Supplier which would interfere with Buyer's use or sale of the Hardware;

(ii) all Hardware is free from defects in design (except for written designs provided by Buyer), material, and workmanship, and will conform to the warranties, specifications, and requirements in this Agreement and the relevant signed documentation between the Parties for two (2) years from the date of shipment;

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(iii) the Hardware is safe for any use consistent with the warranties, specifications, and requirements in this Agreement;

(v) the Hardware does not infringe any intellectual property right of a third party; and

(vi) all Hardware is new and does not contain used or reconditioned parts.

For any Hardware that does not conform to the warranties in this Agreement (“Defective Hardware”), the parties will mutually agree upon one of the following remedies (or may agree to combine the remedies):

(a) Supplier will repair or replace (at the latest agreed to shipping level) such Defective Hardware, or

(2) Supplier will credit or refund the purchase price of the Defective Hardware. Buyer may return Defective Hardware from any Buyer location to the nearest authorized Supplier location. In the event Buyer repairs or replaces Defective Hardware, Supplier shall reimburse Buyer for the actual and reasonable costs associated with repair or replacement of such Defective Hardware.

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